Exhibit 99.1

 BSD Medical Corporation Concludes the Sale of Its Holdings in TherMatrx, Inc.

    SALT LAKE CITY, July 15 /PRNewswire-FirstCall/ -- BSD Medical Corp. (OTC Bulletin Board: BSDM) today reported that American Medical Systems Holdings, Inc. has completed the acquisition of TherMatrx, Inc. The sale includes all of BSD Medical's holdings in TherMatrx.

    BSD will receive an initial payment of approximately $9 million in cash (after the withholding of escrow funds and the payment of other initial obligations) plus contingent payments based on TherMatrx sales made between July 5, 2004 and December 31, 2005. While the contingent payments must be earned based on future sales of TherMatrx products, BSD has projected that if TherMatrx sales were to remain flat at recent sales rates, the total payment (including the initial payment) for BSD's shares in TherMatrx would be about $30 million by the conclusion of the earn-out period. Since TherMatrx sales have been growing substantially year-on-year (up to $9.7 million in the first half of 2004 compared to $6.7 million in the first half of 2003), the company projects a total payout in the range of $40 million from the sale.


    American Medical Systems, headquartered in Minnetonka, Minnesota, is a diversified supplier of medical devices and procedures to cure erectile dysfunction, benign prostatic hyperplasia, incontinence and other pelvic disorders in men and women. The company's products were used to treat over 100,000 patients in 54 countries during the last year. More information about American Medical Systems and its products may be found at www.AmericanMedicalSystems.com.


    TherMatrx is focused on providing physicians with an in-office alternative for treating benign prostatic hyperplasia (BPH). The technology used by TherMatrx was originally developed by BSD Medical Corporation. BSD Medical is a foremost leader in the development of thermal therapies for medical use delivered by microwave energy. BSD's primary therapies are centered on the treatment of cancer. For more information about BSD Medical visit www.BSDMC.com.


    Statements about contingent payments are forward-looking statements subject to risks and uncertainties dependant on the future sales level of TherMatrx products. These risks and others are more fully described in the company's Form 10-KSB filing for the year ended August 31, 2003, and its other SEC filings. All such forward-looking statements are subject to risks and uncertainties, and actual results may differ materially from anticipated results.



SOURCE  BSD Medical Corp.
    -0-                             07/15/2004
    /CONTACT: Hyrum A. Mead of BSD Medical Corp., +1-801-972-5555, or fax, +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.AmericanMedicalSystems.com /
    /Web site:  http://www.bsdmc.com /
    (BSDM)

CO:  BSD Medical Corp.; American Medical Systems Holdings, Inc. ; TherMatrx,
     Inc.
ST:  Utah
IN:  HEA MTC OTC
SU:  TNM